EXHIBIT 10.1

REINSTATEMENT OF AND FIRST AMENDMENT TO ASSET PURCHASE
AGREEMENT

THIS REINSTATEMENT OF AND FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of the 24th day of June, 2015, by GAHC3 CHORUS SENIOR HOUSING PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”), and CABA SH INVESTORS, LLC, a Virginia limited liability company, and CABA OPERATIONS, LLC, a Virginia limited liability company (individually and collectively, “Seller” or “Sellers”).

W I T N E S S E T H:

Buyer and Sellers entered into that certain Asset Purchase Agreement effective as of May 6, 2015 (the “Purchase Agreement”). Buyer exercised its right under the Purchase Agreement to terminate same, and the parties now desire to reinstate and amend the Purchase Agreement. Capitalized terms not defined herein shall have the meaning given to them in the Purchase Agreement. Buyer and Sellers desire to amend the Purchase Agreement as herein set forth.

NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) in hand paid and in consideration of the covenants and agreements herein contained, the adequacy and sufficiency of which are hereby acknowledged by the parties, the parties hereto mutually agree as follows:

1.Reinstatement of Purchase Agreement. Seller and Purchaser hereby agree that the Purchase Agreement is hereby reinstated and shall continue in full force and effect as if Purchaser had not terminated the Purchase Agreement.

2.Loan Assumption. Section 1.4(c) of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(c)    Loan Assumption Approval; Purchaser Termination Right. If Lender has not approved the Loan Assumption Request within one hundred eighty (180) days after the Date of Execution (the “Loan Assumption Approval Period”), then Purchaser shall have the unilateral and unconditional right to extend the Loan Assumption Approval Period by up to an additional ninety (90) days by delivering to Seller written notice of such election before the expiration of said original 180-day Loan Assumption Approval Period. If Lender has not approved the Loan Assumption Request as of the expiration of the Loan Assumption Approval Period (as the same may be extended by the terms of this Section), then Purchaser shall elect one of the following: (1) to terminate the Purchase Agreement by delivering to Seller written notice of termination within five (5) Business Days after the expiration of the Loan Assumption Approval Period (as the same may be extended by the terms of this Section), and upon such termination Escrow Agent shall refund $250,000 of the Deposit to Seller and the balance of the Deposit to Purchaser, whereupon neither party shall have any liability or obligation to the other party than those of the Purchase Agreement which expressly survive a termination hereof; or (2) proceed with Closing, whereupon (A) the Loan Balance as of Closing will be paid from the Purchase Price otherwise payable to the Sellers pursuant to this Section 1.4, and the Facility shall be conveyed to Purchaser free and clear of any mortgage debt, and (B) any prepayment premium or similar penalty or fee related to the payment of the Loan Balance will be paid by Purchaser without deducting the same from the amount due to the Seller. If Purchaser elects to extend the Loan Assumption Approval Period as provided in this Section and thereafter Purchaser fails to receive Lender’s approval of the Loan Assumption Request, and if such failure is the result of Purchaser having not exercised commercially reasonable efforts to obtain such approval, then Purchaser shall not have the right to terminate the Purchase Agreement pursuant to subclause (1) of the preceding sentence and instead shall be required to proceed pursuant to subclause (2)

of the preceding sentence. Purchaser shall be responsible for the payment of any fees, costs or expenses related to the Loan Assumption without deducting the same from the amount due to the Seller.

3.Conditions Precedent to Purchaser’s Obligation. Section 8.6 of the Purchase Agreement states that, as a condition precedent to the obligation of Purchaser to effect the transactions contemplated by the Purchase Agreement, the average number of units/rooms occupied by Residents per day during the Test Period shall not be less than ninety-two percent (92%). Notwithstanding the terms of said Section, if Purchaser elects to extend the Loan Assumption Approval Period as provided in Section 1.4(c) of the Purchase Agreement, then the Test Period for determining this condition shall be October 1, 2014 through September 30, 2015.

4.Other Amendments. Through their respective counsel, Seller and Purchaser have agreed by exchange of email (a) to the form and substance of the Management Services Agreement to be executed at Closing, and the operating and capital budgets to be attached thereto, (b) to the form and substance of an Intellectual Property License Agreement to be executed at Closing, and (c) for Seller to cause the affiliated owner of a parcel located immediately adjacent to the Real Property to deliver to Purchaser at Closing a perpetual, non-exclusive easement, on customary and reasonable terms and conditions reasonably acceptable to Purchaser, granting Purchaser and its tenants, guests and invitees the right to utilize the parking areas on said parcel (which agreement will provide that the cost of maintaining the parking area shall be shared by the parcel owner and Purchaser. These agreements are hereby affirmed by Seller and Purchaser.

5.Full Force and Effect. Except as specifically provided herein, the Purchase Agreement is unchanged and remains in full force and effect.

6.Counterparts; Facsimile Execution. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Amendment may be executed and delivered via telephonic or electronic facsimile or PDF transmission.

[Signatures on following page]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement effective as of the day and year first set forth above.

“SELLERS”

CABA SH INVESTORS, LLC, a Virginia limited liability company By: Smith/Packett Med-Com, LLC, Its Manager			CABA OPERATIONS, LLC, a Virginia limited liability company By: Smith/Packett Med-Com, LLC, Its Manager
By:	/s/ HUNTER D. SMITH	By:	/s/ HUNTER D. SMITH
Name:	Hunter D. Smith	Name:	Hunter D. Smith
Title:	Vice Chairman Manager	Title:	Vice Chairman Manager

[Signatures continue on following page]

“BUYER”
GAHC3 CHORUS SENIOR HOUSING PORTFOLIO, LLC, a Delaware limited liability company

By: Griffin-American Healthcare REIT III Holdings, LP, its Sole Member

By: Griffin-American Healthcare REIT III, Inc., its General Partner

By:	/s/ DANNY PROSKY
Name:	Danny Prosky
Title:	President and Chief Operating Officer